SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 27, 2002
Date of Report
(Date of earliest event reported)

UTEK CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

1-15941 (Commission File No.)	59-3603677 (IRS Employer Identification Number)

202 South Wheeler Street
Plant City, FL 33566
(Address of Principal Executive Offices)

(813) 754-4330
(Registrant’s Telephone Number, Including Area Code)

ITEM 5. OTHER EVENTS

     Fiber Gel Technologies, Inc., a Florida corporation and a wholly-owned subsidiary of UTEK Corporation (AMEX: UTK), was acquired by Circle Group Internet Inc. (OTC BB: CRGQ), an Illinois corporation in a tax-free stock-for-stock exchange. Circle Group Internet Inc. issued 2,800,000 unregistered shares of common stock and a warrant to purchase an additional 500,000 shares of its common stock at $0.36 per share to UTEK Corporation in exchange for all of the issued and outstanding shares of Fiber Gel Technologies, Inc. The shares acquired in the exchange are restricted and may only be resold pursuant to the requirements of the Securities Act of 1933. The value of the consideration received was estimated at $336,000 based on a valuation in accordance with UTEK Corporation’s valuation policy as of the closing date of the transaction. As a result of the exchange, UTEK Corporation owns approximately 12.17% of the issued and outstanding stock of Circle Group Internet Inc.

     Fiber Gel Technologies, Inc. holds an exclusive worldwide license to Z-Trim, an all-natural, carbohydrate-based fat replacement. UTEK Corporation invested approximately $50,000 in Fiber Gel Technologies, Inc.

     The amount of consideration was determined by arms-length negotiations between the parties. The exchange was consummated on August 27, 2002 in accordance with applicable law. In 2002, UTEK Corporation also completed a strategic alliance with Circle Group Internet Inc.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a) Not applicable.

(b) Not applicable.

(c) Exhibits:

     2.1 Agreement and Plan of Acquisition dated August 27, 2002 between UTEK Corporation, Fiber Gel Technologies, Inc. and Circle Group Internet Inc.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 10, 2002	UTEK CORPORATION

/s/ Michael O. Sullivan

Michael O. Sullivan Chief Financial Officer

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